NOMINEE HOLDER CERTIFICATION
HOTEL OUTSOURCE MANAGEMENT INTERNATIONAL, INC.

Up to 20,000,000 Shares of Common Stock Issuable Upon the Exercise of Subscription
Rights Distributed to the Record Stockholders of Hotel Outsource Management International, Inc.

THE TERMS AND CONDITIONS OF THE RIGHTS OFFERING ARE SET FORTH IN THE PROSPECTUS OF HOTEL OUTSOURCE MANAGEMENT INTERNATIONAL, INC. DATED JUNE 25, 2009 (THE “PROSPECTUS”).

The undersigned, a broker, custodian bank, or other nominee (the “Nominee Holder”) of non-transferable subscription rights (the “Rights”) to purchase shares of common stock of Hotel Outsource Management International, Inc. (the “Company”) pursuant to the rights offering described and provided for in the Prospectus, hereby certifies to the Company, to Standard Registrar & Transfer Co. Inc., as subscription agent for the rights offering, that the undersigned has exercised, on behalf of the beneficial owners thereof (which may include the undersigned), the rights to purchase the number of shares of common stock specified below pursuant to the basic subscription right, and on behalf of beneficial owners of rights who have exercised their basic subscription right in full, the right to purchase the number of additional shares of common stock pursuant to the over-subscription privilege, listing separately each exercised basic subscription right and the corresponding over-subscription privilege:

	Number of Shares of Common Stock Owned on the Record Date	Number of Shares Subscribed For Pursuant to Basic Subscription Right	Number of Shares Subscribed For Pursuant to Over-Subscription Privilege
1.
2.
3.
4.
5.
6.
7.
8.
9.
10.

Print Name of the Nominee Holder:
By:
Print Signer’s Name:
Print Title:
Contact Name:
Contact Phone Number: